AMENDMENT TO CUSTODIAN AGREEMENT
                                     between
                                 AETNA GET FUND
                                       and
                                MELLON BANK, N.A.

                                   WITNESSETH:

         WHEREAS, Aetna GET Fund (the "Fund"), formerly named Aetna Guaranteed Equity Trust, and Mellon Bank, N.A. ("Mellon"), are parties to a Custodian Agreement (the "Agreement") dated September 1, 1992, as amended, with respect to the assets of the Fund's Series A and some or all additional series that the Fund may establish from time to time (individually a "Portfolio," and collectively, the "Portfolios");

         WHEREAS, the Fund has authorized the creation of a new series portfolio, Series C, and has amended its registration statement on Form N-1A to register shares of beneficial interest of Series C with the Securities and Exchange Commission;

         WHEREAS, the Fund desires to appoint Mellon as custodian of the assets of its Series C;

         NOW THEREFORE, it is agreed as follows:

         1. The Fund, on behalf of Series C, hereby appoints Mellon, and Mellon hereby accepts appointment, as the custodian of the assets of Series C, in accordance with all the terms and conditions set forth in the Agreement.

         2. The Fund is entering into the Agreement on behalf of Series C individually, and not jointly with any other Portfolio. In the Agreement, the term "Fund" shall refer to the Fund solely on behalf of each Portfolio individually to which a particular Futures Contract transaction or other obligation under the Agreements relates. The responsibilities and benefits set forth in the Agreements shall refer to each Portfolio severally and not jointly. No individual Portfolio shall have any responsibility for any obligation arising out of a Futures Contract transaction entered into by any other Portfolio. Without otherwise limiting the generality of the foregoing,

              (a) any breach of the Agreement regarding the Fund with respect to any one Portfolio shall not create a right or obligation with respect to any other Portfolio;

              (b) under no circumstances shall the Bank have the right to set off claims relating to a Portfolio by applying property of any other Portfolio;
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              (c) no Portfolio shall have the right of set off against the assets held by any other Portfolio;

              (d) the business and contractual relationships created by the
                  Agreement as amended hereby, and the consequences of such relationships relate solely to the particular Portfolio to which such relationship was created; and

              (e) all property held by the Bank on behalf of a particular
                  Portfolio shall relate solely to the particular Portfolio.

         3. The Fund and Mellon agree that the Trustees, officers, employees and agents of the Fund and the shareholders of any of its funds shall not personally be bound by or liable under this Agreement, as provided in the Fund's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and executed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date mentioned below.

Mellon Bank, N.A.                            Aetna GET Fund, on behalf of
                                             Series C individually

By: /s/  Donna Owens                         By:/s/ Stephanie A. Taylor
         -----------------------                    -----------------------

Name:    Donna Owens                         Name:  Stephanie A. Taylor
Title:   Assistant Vice President            Title: Assistant Treasurer
Date:    8/26/96                             Date:  8/21/96